FREE WRITING PROSPECTUS Dated October 7, 2025	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-04

World Omni Auto Receivables Trust (WOART) 2025-D

Joint Leads: Mizuho (struc), MUFG, Truist, Wells Fargo

Co-Mgrs: Comerica, M&T

-Anticipated Capital Structure-

CLS	$AMT(MM)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	Spread	Yield(%)	Coupon(%)	Price($)
A-1	190.000	0.26	A-1+/F1+	1-6	4/26	10/26	I-CRV	+12	4.041	4.041	100.00000
A-2A	145.000	1.11	AAA/AAA	6-21	7/27	2/29	I-CRV	+31	3.948	3.91	99.99360
A-2B	169.000	1.11	AAA/AAA	6-21	7/27	2/29	SOFRA30A	+31			100.00000
A-3	314.000	2.71	AAA/AAA	21-46	8/29	3/31	I-CRV	+41	3.988	3.95	99.98652
A-4	59.060	3.99	AAA/AAA	46-48	10/29	2/32	I-CRV	+46	4.106	4.07	99.99518

* Minimum required ratings

** Class A-2B can be max 75% of total A-2

Transaction Details:

* Ticker: WOART 2025-D

* Offered Size: $877,060,000 (will not grow)

* Registration: Public/SEC Registered

* Pricing speed: 1.30% ABS to 10% Call

* Expected Ratings: S&P, Fitch

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: October 15, 2025

* Monthly Payment Date: 15th of each month or next business day

* First Payment Date: November 17, 2025

* Pricing: week of Oct 6th

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

•	Deal Roadshow URL: www.dealroadshow.com

Entry code: WOART25D (Case Sensitive)

https://dealroadshow.com/e/WOART25D

* Intex CDI File (Attached)

Intex Dealname: mzwoar25d

Password: X2XV

--Company is available for conference calls upon request--

CUSIPS: ISINS:

A1	98165H AA5	US98165HAA59
A2A	98165H AB3	US98165HAB33
A2B	98165H AC1	US98165HAC16
A3	98165H AD9	US98165HAD98
A4	98165H AE7	US98165HAE71

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.